							   Exhibit 99.3


Contacts:  Analyst contact:  Dale A. Thatcher
	   Chief Accounting Officer
	   (513) 867-3034
	   dale.thatcher@ocas.com

	   Media contact:  Cindy L. Denney
	   Manager, Corporate Communications
	   513-867-3695 (ofc.), 513-703-7372 (cell)
	   cindy.denney@ocas.com


FOR IMMEDIATE RELEASE
---------------------

		      OHIO CASUALTY GROUP ACQUIRES
	       GREAT AMERICAN COMMERCIAL LINES DIVISION


HAMILTON, OHIO, SEPTEMBER 15, 1998 -- Ohio Casualty Group announced today that its flagship subsidiary, The Ohio Casualty Insurance Co., will acquire substantially all of the Commercial Lines Division of Great American Insurance Company, an insurance subsidiary of the American Financial Group, Inc. Under the agreement, Great American will transfer certain commercial lines insurance liabilities and related assets to Ohio Casualty in exchange for $300 million in cash, plus warrants to purchase 3 million shares of Ohio Casualty common stock. AFG will also have the opportunity to receive up to an additional $40 million based upon the retention and growth of the acquired insurance business.

The book of business underwritten and serviced by the Great American Commercial Lines Division, with a few exceptions, will be transferred to Ohio Casualty as of the date of closing. Closing is anticipated in the fourth quarter, following any necessary regulatory approvals. As part of the transaction, Ohio Casualty will assume responsibility for the personnel of Great American's Commercial Lines Division, as well as the relationships with the agencies that produced the commercial lines book of business. The major lines of business included in the sale are workers' compensation, commercial multiperil, umbrella and commercial auto. Additionally, the Alternative Markets business of the Great American Specialty Division will be included in the transaction. Four commercial operations, as well as all California business, will be excluded from the transaction. Great American will continue to provide specialty and personal lines products to its existing agency force. The organizations also have agreed to a joint marketing agreement under which AFG will provide specialty and nonstandard auto products to Ohio Casualty's agency force.

The acquisition will give Ohio Casualty increased scale for its strategic focus in commercial lines insurance business. Ohio Casualty is acquiring in excess of $300 million net written premiums from the Great American Commercial Lines Division, bringing annual commercial lines premiums of the combined company close to $900 million. Ohio Casualty also has personal lines premiums of close to $700 million.

Acquisition has been a primary objective for Ohio Casualty during the past year, according to OCG President and Chief Executive Officer Lauren N. Patch. "We have been looking for the right acquisition opportunity to use more effectively our corporate capital. We believe this transaction will strengthen our company in several key areas."

"Foremost, the addition of the Commercial Lines Division will allow our company to build a highly skilled combined workforce. The transaction will bring to Ohio Casualty an additional element of excellent leadership. I am happy to announce that current Great American Commercial Lines Division President Tom Hayes will join Ohio Casualty as executive vice president and chief operating officer. Tom has a great insurance mind and will add an innovative leadership approach to the combined company."

"The purchase will enhance Ohio Casualty's marketing position in several ways, including the addition of nearly 1,700 agents of the Commercial Lines Division to Ohio Casualty's current independent agency force. From a geographic point of view, we will increase our presence in areas where we already do business, and add a presence in the Northeast, a region in which we had hoped to expand. The products and services offered by the Great American Commercial Lines Division will complement and strengthen our current offerings to our customers. Providing excellent customer service is a concept embraced by both organizations. The acquisition should enhance Ohio Casualty Group's brand identity as an insurance company that 'works for policyholders'."

"Finally, Ohio Casualty anticipates that it will achieve financial benefits through economies of scale and reductions in expenses through improved processes."

Ohio Casualty Group, one of the top 50 insurance groups in the United States, offers businesses and individuals a range of property-casualty and premium financing products. The Group is active in 39 states, operates in conjunction with the independent agency system, and has assets of $3.8 billion and written premiums of just over $1.2 billion. Ohio Casualty Group holds an A+ Superior rating from the A.M. Best Co.

Great American Insurance Company Commercial Lines Division writes business in 26 emphasis states. Great American is a subsidiary of the American Financial Group, Inc., which is traded on the New York Stock Exchange under the symbol "AFG."

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business and the results of the acquisition described herein, include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; year 2000 issues; ability of Ohio Casualty to integrate the acquired business and to retain the acquired insurance business; and general economic and market conditions.



				   -30-